Exhibit 1

META BANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2008 and 2007

(With Report of Independent Registered Public Accounting Firm Thereon)

META BANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

Plan Administrator
Meta Bank Profit Sharing 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Meta Bank Profit Sharing 401(k) Plan (the Plan) as of September 30, 2008 and 2007 and the related statement of changes in net assets available for benefits for the year ended September 30, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2008 and 2007 and the changes in net assets available for benefits for the year ended September 30, 2008 in conformity with U.S. generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule, Schedule H, line 4i – schedule of assets (held at year end) as of September 30, 2008, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. This supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG, LLP

Des Moines, Iowa
March 27, 2009

META BANK PROFIT SHARING 401(k) PLAN

Statements of Net Assets Available for Benefits

September 30, 2008 and 2007

	2008	2007
Assets:
Investments, at fair value	$9,471,831	$12,516,573
Receivables:
Employee contributions	46,611	38,769
Employer contributions	361,526	249,799
Interest and dividends	13,673	11,734
Total receivables	421,810	300,302
Net assets available for benefits	$9,893,641	$12,816,875

See accompanying notes to financial statements.

META BANK PROFIT SHARING 401(k) PLAN

Statement of Changes in Net Assets Available for Benefits

Year ended September 30, 2008

Additions (deductions) to net assets attributed to:
Contributions:
Participants	$863,706
Employer	361,526
Rollovers	13,615
Total contributions	1,238,847
Interest and dividends	639,052
Net depreciation in fair value of investments	(3,916,561)
Total deductions	(2,038,662)
Deductions from net assets attributed to:
Benefits paid to participants	852,845
Administrative expenses	31,727
Total deductions	884,572
Net decrease in net assets available for benefits	(2,923,234)
Net assets available for benefits:
Beginning of year	12,816,875
End of year	$9,893,641

See accompanying notes to financial statements.

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2008 and 2007

(1)       Description of the Plan

The following description of Meta Bank Profit Sharing 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan Agreement for a more complete description of the Plan’s provisions.

(a)       General and Eligibility

The Plan is a defined contribution plan covering all full-time employees of Meta Bank (a wholly owned subsidiary of Meta Financial Group, Inc.), referred to herein as the Bank, who have one year of service (profit-sharing), three months of service (elective deferrals and match) and are age 21 or older. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)       Record Keeper and Custodian

Security National Bank has been designated as record keeper and custodian of the Plan.

(c)        Contributions

The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $15,500 in 2008 and 2007, respectively, as indexed by the Internal Revenue Service, except for those employees eligible for catch-up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. Employer contributions were 3.38% of total eligible compensation for the year ended September 30, 2008. Participants direct the investment of their contributions and any employer contributions into various investment options offered by the plan. Participants may currently direct contributions into 13 mutual funds, two money market accounts, or a self-directed investment account. Additionally, they may use a portion of their account balance to buy Meta Financial Group, Inc. common stock.

(d)       Participants Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Bank’s contribution and (b) investment fund earnings, and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(e)        Vesting

Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon.

(Continued)

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2008 and 2007

(f)        Payment of Benefits

On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semiannual, or annual installment payments.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump-sum cash payment will be made.

(2)       Summary of Significant Accounting Policies

(a)       Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

(b)       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)        Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Interest-bearing cash and money market accounts are reported at fair value determined to be equal to cost. Shares of mutual funds are reported at fair value based on the quoted market price of the fund, which represents the net asset value of the shares held by the fund at year-end. Self-directed accounts are reported at fair value based upon the underlying investment comprising the accounts. The investment in the common stock of Meta Financial Group, Inc. is reported at fair value based on quoted market price.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(d)       Payment of Benefits

Benefit payments to participants are recorded upon distribution. As of September 30, 2008, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

(e)        Impact of New Accounting Standards and Interpretations

Effective October 1, 2007, the Plan adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides recognition of tax benefits from tax return positions only if it is more likely than not the position will be sustainable, upon examination, on its technical merits and any relevant administrative practices or precedents. The adoption of FIN 48 did not have an impact on the Plan’s net assets available for benefits or changes in net assets available for benefits.

(Continued)

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2008 and 2007

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS No. 157). This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Generally, the provisions of this statement are to be applied prospectively as of the beginning of the fiscal year of adoption. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The adoption of SFAS No. 157 is not expected to have a material impact on the Plan’s net assets available for benefits or changes in net assets available for benefits.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115 (SFAS No. 159). This standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments, as defined in SFAS No. 159, at fair value. Changes in unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings at each subsequent reporting date and upfront costs and fees related to those items would be reported in earnings as incurred and not deferred. At adoption, for those financial assets and financial liabilities which management has elected to carry at fair value, an entity would report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The adoption of SFAS No. 159 is not expected to have a material impact on the Plan’s net assets available for benefits or changes in net assets available for benefits.

(3)       Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. Certain other administrative expenses are paid directly by the Plan.

(4)       Investments

The fair value of the Plan’s investments that represent 5% or more of the Plan’s net assets at September 30, 2008 and 2007 are as follows:

	Fair value
	2008	2007
Money market account, SEI Daily Income Government II	$1,066,006	$1,505,931
Mutual funds:
Columbia Acorn Fund	809,638	983,863
FPA Capital Fund Inc.	519,049	603,186
Dodge & Cox Balanced Fund	692,877	890,355
Vanguard Health Care Fund #52	515,085	564,273
Vanguard S&P 500 Index Fund #40	650,120	814,842
Common stock, Meta Financial Group, Inc.	1,524,985	3,579,486
Self-directed brokerage accounts	1,102,145	659,824

(Continued)

META BANK PROFIT SHARING 401(k) PLAN

Notes to Financial Statements

September 30, 2008 and 2007

During the year ended September 30, 2008, the Plan’s investments in mutual funds, self-directed accounts, and Meta Financial Group, Inc. common stock (including investments bought, sold, and held during the year) appreciated (depreciated) in fair value by $(1,937,199), $70,888, and $(2,050,250), respectively.

The Plan owns 89,705 and 89,824 shares of Meta Financial Group, Inc. Common Stock at September 30, 2008 and 2007, respectively. The Plan purchased 684 shares of Meta Financial Group, Inc., a party-in-interest common stock, for $27,748 and sold or distributed 803 shares for $32,000 during the year ended September 30, 2008. The Plan received $11,662 of dividend income on the Meta Financial Group, Inc. common stock during the year ended September 30, 2008.

(5)       Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(6)       Tax Status

The Internal Revenue Service has determined and informed the Plan by a letter, dated November 19, 2001, that the Plan and related trust are designed in accordance with applicable Sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter; however, the Plan Administrator believes the Plan is designed and being operated in compliance with the applicable requirements of the Code.

(7)       Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant-directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participant who made such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(8)       Subsequent Events

On September 22, 2008, the Plan approved First Bankers Trust Services as trustee. The Plan also appointed REDW Benefits LLC as custodian and plan administrator. All assets of the Plan were transferred to REDW Benefits LLC on November 20, 2008.

Schedule

META BANK PROFIT SHARING 401(k) PLAN

Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year)*

September 30, 2008

	(b)			(e)
	Identity of issuer, borrower,	(c)	(d)	Current
(a)	lessor, or similar party	Description of investment	Cost	value
*	Meta Financial Group Inc	Individual Equity	**	$1,524,985
	Brandywine Fund Inc	Mutual Fund	**	318,217
	Columbia Acorn	Mutual Fund	**	809,638
	Dodge & Cox Balanced Fund	Mutual Fund	**	692,877
	FPA Capital Fund Inc.	Mutual Fund	**	519,049
	Icon Information Technology Fund	Mutual Fund	**	131,865
	Pennsylvania Mutual-Royce Funds	Mutual Fund	**	395,059
	T. Rowe Price Growth Stock Fund Inc	Mutual Fund	**	490,202
	Sound Shore Fund Inc	Mutual Fund	**	450,417
	Vanguard Health Care Fund #52	Mutual Fund	**	515,085
	Vanguard S&P 500 Index Fund #40	Mutual Fund	**	650,120
	Templeton Foreign Equity Series	Mutual Fund	**	378,650
	SEI Short Duration Government Fund #45	Mutual Fund	**	35,533
	Managers Fremont Bond Fund	Mutual Fund	**	367,778
	Financial Sq Government Port	Money Market	**	24,205
	SEI Daily Inc TR Government II A #33	Money Market	**	1,066,006
	Self-Directed Brokerage Accounts	Various	**	1,102,145
				$9,471,831

*      Party-in-interest.

**   Cost information is not required for participant-directed investments, and, therefore is not included.

See accompanying report of independent registered public accounting firm.